Exhibit 99.2
PART II
ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Management’s Discussion and Analysis (“MD&A”) is intended to help the reader understand the results of operations, financial condition and cash flows of Visteon Corporation (“Visteon” or the “Company”). MD&A is provided as a supplement to, and should be read in conjunction with, the Company’s consolidated financial statements and related notes appearing in Item 8 “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K.
Executive Summary
Visteon is a leading global supplier of climate, electronics, interiors and lighting systems, modules and components to automotive original equipment manufacturers (“OEMs”) including BMW, Chrysler, Daimler, Ford, General Motors, Honda, Hyundai, Kia, Nissan, PSA Peugeot Citroën, Renault, Toyota and Volkswagen. The Company has a broad network of manufacturing operations, technical centers and joint venture operations throughout the world, supported by approximately 26,500 employees dedicated to the design, development, manufacture and support of its product offering and its global customers. The Company conducts its business in the automotive industry, which is capital intensive and highly competitive. Accordingly, the financial performance of the industry is sensitive to changes in overall economic conditions.
On May 28, 2009, Visteon and certain of its U.S. subsidiaries (the “Debtors”) filed voluntary petitions for reorganization relief under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Court”) (the “Chapter 11 Proceedings”) in response to sudden and severe declines in global automotive production during the latter part of 2008 and early 2009 and the resulting adverse impact on the Company’s cash flows and liquidity. On August 31, 2010 (the “Confirmation Date”), the Court entered an order (the “Confirmation Order”) confirming the Debtors’ joint plan of reorganization (as amended and supplemented, the “Plan”), which was comprised of two mutually exclusive sub plans, the Rights Offering Sub-Plan and the Claims Conversion Sub-Plan. On October 1, 2010 (the “Effective Date”), all conditions precedent to the effectiveness of the Rights Offering Sub-Plan and related documents were satisfied or waived and the Company emerged from bankruptcy and became a new entity for financial reporting purposes. Accordingly, the consolidated financial statements for the reporting entity subsequent to the Effective Date (the “Successor”) are not comparable to the consolidated financial statements for the reporting entity prior to the Effective Date (the “Predecessor”).
In April 2011, the Company announced a new operating structure for use by the CODM Group in managing the business based on specific global product lines rather than reporting at a broader global product group level as was historically utilized by the CODM Group. Under the historical global product group reporting, the results of each of the Company’s facilities were grouped for reporting purposes into segments based on the predominant product line offering of the respective facility, as separate product line results within each facility were not historically available. During the second quarter of 2011 the Company completed the process of realigning systems and reporting structures to facilitate financial reporting under the revised organizational structure such that the results for each product line within each facility can be separately identified.
During 2010, the global automotive industry began to recover from the unprecedented downturn of 2009, as evidenced by double digit production volume increases for most global OEMs. However, while industry production volumes increased from the trough of 2009 levels, current volumes remain lower than peak levels of the recent past, driven largely by the U.S. market.

Net Sales

	Net Sales
	Successor	Predecessor
	Three Months Ended	Nine Months Ended
	December 31	October 1	Year Ended December 31
	2010	2010	2009	2008
		(Dollars in Millions)
Products	$1,886	$5,437	$6,420	$9,077
Services	1	142	265	467

	$1,887	$5,579	$6,685	$9,544

The Company’s consolidated net sales were $1.89 billion during the three-month Successor period ended December 31, 2010 and $5.58 billion during the nine-month Predecessor period ended October 1, 2010. Significant factors affecting net sales are summarized below.
•	Production volume increases across key customers globally resulted in an increase of $116 million for the three-month Successor period ended December 31, 2010 and $1.1 billion for the nine-month Predecessor period ended October 1, 2010 when compared to 2009.
•	Currency had a favorable impact on net sales for 2010 when compared to 2009. During the three-month Successor period ended December 31, 2010, the weakening of the Euro outpaced the strengthening of the Korean Won, resulting in unfavorable currency of $36 million. Favorable currency of $172 million, primarily related to the strengthening of the Korean Won partially offset by the weakening of the Euro, increased sales for the nine-month Predecessor period ended October 1, 2010.
•	Plant divestitures and closures reduced sales by $128 million during the three-month Successor period ended December 31, 2010 and $294 million during the nine-month Predecessor period ended October 1, 2010 when compared to 2009.
•	Services revenues decreased $59 million and $63 million during the three-month Successor period ended December 31, 2010 and the nine-month Predecessor period ended October 1, 2010, respectively, due to lower utilization of such services during 2010 as compared to the same periods in 2009 and the impact of the August 31, 2010 ACH Termination Agreement, whereby the Company ceased providing services to ACH, including the leasing of salary and hourly employees.
Net sales decreased $2.86 billion during the year ended December 31, 2009 when compared to the same period of 2008, consisting of a $2.66 billion decrease in product sales and a $202 million decrease in services revenues. The decrease in product sales included a $1.7 billion decline associated with lower production volumes and customer sourcing actions in all regions and for all major customers, $610 million associated with facility divestitures and closures, $300 million of unfavorable currency primarily related to the Euro and Korean Won, and net customer price reductions. The decrease in services revenue represents lower utilization of the Company’s services in connection with the terms of various service and transition support agreements, primarily related to the ACH Transactions.
Product Cost of Sales
Product cost of sales was $1.64 billion and $4.87 billion for three-month Successor period ended December 31, 2010 and the nine-month Predecessor period ended October 1, 2010, respectively. Product cost of sales was $5.83 billion during the twelve month period ended December 31, 2009. Product cost of sales were 87% of product net sales for the three-month Successor period of 2010, compared to 82% for the same period of 2009. Product cost of sales were 90% of product net sales for the nine-month Predecessor period ended October 1, 2010, compared to 95% for the same period of 2009.

The following table summarizes the significant components of the Company’s product cost of sales.

	Successor	Predecessor
	Three Months Ended	Nine Months Ended
	December 31	October 1	Year Ended December 31
	2010	2010	2009	2008
		(Dollars in Millions)
Materials	$1,166	$3,245	$3,847	$5,560
Labor and overhead	341	1,000	1,237	1,779
Engineering, freight and duty	148	437	510	701
Depreciation and amortization	64	164	278	323
OPEB termination	(133)	(65)	(133)	—
Other	56	93	88	258

	$1,642	$4,874	$5,827	$8,621

Product cost of sales increased during the three-month Successor period ended December 31, 2010 including $105 million of higher material and other variable costs associated with higher production volumes and $26 million of inventory cost resulting from a fresh-start accounting fair value adjustment. These increases were partially offset by $105 million of lower material, labor and overhead and other costs attributable to divestitures and plant closures. Product cost of sales increased during the nine-month Predecessor period ended October 1, 2010 including $796 million of higher material and other variable costs associated with higher production volumes, $248 million associated with currency, $17 million associated with German employee pension litigation, and $11 million associated with higher employee incentive compensation. These increases were partially offset by $250 million of lower material, labor and overhead and other costs related to divestitures and plant closures, $65 million of lower labor costs due to net other postretirement employee benefit (“OPEB”) termination benefits, $42 million of lower material, labor and overhead and other costs related to net manufacturing and restructuring savings, $25 million related to lower accelerated depreciation, and $22 million associated with engineering, design, and other cost reductions.
Product cost of sales for the year ended December 31, 2009 were $5.83 billion compared with $8.62 billion for the same period of 2008, resulting in a decrease of $2.79 billion. Product cost of sales were lower as a percent of sales for the year ended December 31, 2009 at 91% of sales, compared to 95% of sales for the year ended December 31, 2008. The decrease in product cost of sales of $2.79 billion included $1.17 billion of lower material and other variable costs associated with lower production volumes, $483 million of lower material, labor and overhead and other costs related to divestitures and plant closures, $396 million associated with currency and $381 million of lower material, labor and overhead and other costs due to net manufacturing efficiencies and restructuring savings. Product cost of sales also decreased by $331 million associated with engineering, design and other cost reductions, including $225 million of net material cost savings and customer driven design changes and $106 million of lower product engineering costs resulting from cost improvement actions. Other decreases in product cost of sales of $34 million included $133 million of lower labor costs related to the termination of Company-paid benefits under certain U.S. OPEB plans, partially offset by the non-recurrence of $63 million of OPEB and pension curtailment and settlement gains in 2008, $12 million of higher accelerated depreciation and $27 million related to the non-recurrence of 2008 asset sales and legal settlements.
Gross Margin
The Company’s gross margin was $244 million during the three-month Successor period ended December 31, 2010 and $565 million during the nine-month Predecessor period ended October 1, 2010. Gross margin for the twelve month period ended December 31, 2009 was $597 million.
Product gross margin for the three-month Successor period ended December 31, 2010 decreased $26 million due to a fresh-start accounting inventory fair value adjustment, $23 million for plant closures and divestitures, $17 million due to unfavorable currency, and $13 million related to the non-recurrence of customer accommodation and support agreements. Additionally, net cost increases related to the impact of customer pricing and material surcharges exceeded savings attributable to material and manufacturing efficiencies. These decreases were partially offset by $21 million related to the non-recurrence of accelerated depreciation associated with the Company’s restructuring efforts, $11 million associated with higher production levels, and $7 million related to the non-recurrence of legal settlements. Product gross margin during the nine-month Predecessor period ended October 1, 2010 increased when compared to the same period in 2009 including $307 million associated with higher production levels, $54 million of net OPEB termination benefits, $43 million associated with customer accommodation and support agreements, $25 million related to the non-recurrence of accelerated depreciation, $11 million related to the ACH termination agreement, and net cost reductions including restructuring savings. These increases were partially offset by $76 million of unfavorable currency, $44 million for plant closures and divestitures, $27 million due to the non-recurrence of a favorable customer cost recovery settlement in 2009, and $17 million related to employee benefit litigation in Germany.
The Company’s gross margin was $597 million for the year ended December 31, 2009, compared with $459 million for the same period in 2008, representing an increase of $138 million. The increase reflects $599 million in savings associated with the Company’s cost reduction efforts and restructuring programs and $96 million of favorable foreign currency, partially offset by $615 million related to lower production volumes and divestitures and closures. Gross margin was also favorably impacted by a $133 million benefit associated with the termination of Company-paid benefits under certain U.S. OPEB plans, partially offset by the non-recurrence of $63 million of OPEB and pension curtailment and settlement gains in 2008.
Net Income
The Company generated net income of $105 million and $996 million for the three-month Successor period ended December 31, 2010 and the nine-month Predecessor period ended October 1, 2010, respectively. Net income for the nine-month Predecessor period ended October 1, 2010 includes a gain of $956 million related to the cancellation of certain pre-petition debt, equity and other obligations in accordance with the terms of the Plan and a gain of $106 million associated with the adoption of fresh-start accounting. The Company reported Adjusted EBITDA (as defined below) of $109 million for the three-month Successor period ended December 31, 2010 and $505 million for the nine-month Predecessor period ended October 1, 2010.
Adjusted EBITDA is presented as a supplemental measure of the Company’s financial performance that management believes is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s continuing operating activities across reporting periods. The Company defines Adjusted EBITDA as net income (loss) attributable to the Company, plus net interest expense, provision for income taxes and depreciation and amortization, as further adjusted to eliminate the impact of asset impairments, gains or losses on divestitures, net restructuring expenses and other reimbursable costs, certain non-recurring employee charges and benefits, reorganization items and other non-operating gains and losses. Not all companies use identical calculations and, accordingly, the Company’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.
Adjusted EBITDA is not a recognized term under accounting principles generally accepted in the United States (“GAAP”) and does not purport to be a substitute for net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and is not intended to be a measure of cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. In addition, the Company uses Adjusted EBITDA (i) as a factor in incentive compensation decisions, (ii) to evaluate the effectiveness of the Company’s business strategies and (iii) because the Company’s credit agreements use measures similar to Adjusted EBITDA to measure compliance with certain covenants.

A reconciliation of net income (loss) attributable to Visteon to Adjusted EBITDA is provided in the following table.

	Successor	Predecessor
	Three Months Ended	Nine Months Ended
	December 31	October 1	Year Ended December 31
	2010	2010	2009	2008
		(Dollars in Millions)
Net income (loss) attributable to Visteon	$86	$940	$128	$(681)
Interest expense, net	10	160	106	169
Provision for income taxes	19	131	80	116
Depreciation and amortization	73	207	352	416
Asset impairments and other (gains)/losses	(1)	25	(11)	275
Deconsolidation gain	—	—	(95)	—
Restructuring and other related costs, net	28	5	29	63
Net OPEB and other employee charges	(146)	(30)	(195)	—
Reorganization and other related items	40	(933)	60	—

Adjusted EBITDA	$109	$505	$454	$358

Cash and Debt
As of December 31, 2010 the Company had total cash of $979 million, including restricted cash of $74 million, compared to total cash of $1.1 billion, including restricted cash of $133 million, as of December 31, 2009. Total debt at December 31, 2010 was $561 million, substantially reduced from 2009 due to the completion of the Company’s reorganization under Chapter 11 of the U.S. Bankruptcy Code during 2010.
For the three-month Successor period ended December 31, 2010 the Company generated $154 million of cash from operating activities. For the nine-month Predecessor period ended October 1, 2010 the Company generated $20 million of cash from operations, which included $203 million of net cash use associated with the Company’s October 1, 2010 Chapter 11 emergence activities. Free Cash Flow (as defined below) was positive $62 million during the three-month Successor period ended December 31, 2010 and a use of $97 million during the nine-month Predecessor period ended October 1, 2010.
Free Cash Flow is presented as a supplemental measure of the Company’s liquidity that management believes is useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines Free Cash Flow as cash flow from operating activities less capital expenditures. Not all companies use identical calculations, so this presentation of Free Cash Flow may not be comparable to other similarly titled measures of other companies. Free Cash Flow is not a recognized term under GAAP and does not purport to be a substitute for cash flows from operating activities as a measure of liquidity. Free Cash Flow has limitations as an analytical tool and does not reflect cash used to service debt and does not reflect funds available for investment or other discretionary uses. In addition, the Company uses Free Cash Flow (i) as a factor in incentive compensation decisions and (ii) for planning and forecasting future periods.
A reconciliation of Free Cash Flow to cash provided from (used by) operating activities is provided in the following table.

	Successor	Predecessor
	Three Months Ended	Nine Months Ended
	December 31	October 1	Year Ended December 31
	2010	2010	2009	2008
		(Dollars in Millions)
Cash provided from (used by) operating activities	$154	$20	$141	$(116)
Capital expenditures	(92)	(117)	(151)	(294)

Free Cash Flow	$62	$(97)	$(10)	$(410)

Reorganization under Chapter 11 of the U.S. Bankruptcy Code
During the latter part of 2008, global economic instability and the lack of available credit caused a severe decline in consumer confidence resulting in decreased sales and significant production cuts lasting well into 2009. These conditions placed considerable strain on the entire automotive supply chain, resulting in numerous bankruptcies for OEMs and suppliers alike. On May 28, 2009, the Company and many of its domestic subsidiaries filed voluntary petitions for reorganization relief under the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware, in response to the resulting sudden and severe declines in global automotive production during the latter part of 2008 and early 2009 and the adverse impact on the Company’s cash flows and liquidity. The reorganization cases are being jointly administered as Case No. 09-11786 under the caption “In re Visteon Corporation, et al”. On August 31, 2010, the Court entered a Confirmation Order confirming the Debtors’ Fifth Amended Joint Plan of Reorganization, which was comprised of two mutually exclusive sub plans, the Rights Offering Sub-Plan and the Claims Conversion Sub-Plan. On October 1, 2010, all conditions precedent to the effectiveness of the Rights Offering Sub-Plan and related documents were satisfied or waived and the Company emerged from bankruptcy. The Debtors operated their businesses as “debtors-in-possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court through the Effective Date. The Company’s other subsidiaries, primarily non-U.S. subsidiaries, were excluded from the Chapter 11 Proceedings and continued to operate their businesses without supervision from the Court and were not subject to the requirements of the Bankruptcy Code.
The following is a summary of the substantive provisions of the Rights Offering Sub-Plan and related transactions and is not intended to be a complete description of, or a substitute for a full and complete reading of the Plan.
•	Cancellation of any shares of Visteon common stock and any options, warrants or rights to purchase shares of Visteon common stock or other equity securities outstanding prior to the Effective Date;
•	Issuance of approximately 45,000,000 shares of Successor common stock to certain investors in a private offering (the “Rights Offering”) exempt from registration under the Securities Act for proceeds of approximately $1.25 billion;
•	Execution of an exit financing facility including $500 million in funded, secured debt and a $200 million asset-based, secured revolver that was undrawn at the Effective Date; and,
•	Application of proceeds from such borrowings and sales of equity along with cash on hand to make settlement distributions contemplated under the Plan, including;
•	cash settlement of the pre-petition seven-year secured term loan claims of approximately $1.5 billion, along with interest of approximately $160 million;
•	cash settlement of the U.S. asset-backed lending facility (“ABL”) and related letters of credit of approximately $128 million

•	establishment of a professional fee escrow account of $68 million; and,

•	cash settlement of other claims and fees of approximately $119 million;
•	Issuance of approximately 2,500,000 shares of Successor common stock to holders of pre-petition notes, including 7% Senior Notes due 2014, 8.25% Senior Notes due 2010, and 12.25% Senior Notes due 2016; holders of the 12.25% senior notes also received warrants to purchase up to 2,355,000 shares of reorganized Visteon common stock at an exercise price of $9.66 per share;
•	Issuance of approximately 1,000,000 shares of Successor common stock and warrants to purchase up to 1,552,774 shares of Successor common stock at an exercise price of $58.80 per share for Predecessor common stock interests;
•	Issuance of approximately 1,700,000 shares of restricted stock to management under a post-emergence share-based incentive compensation program; and,
•	Reinstatement of certain pre-petition obligations including certain OPEB liabilities and administrative, general and other unsecured claims.
Reorganization Items and Fresh-Start Accounting
In connection with the implementation of the Plan on October 1, 2010, the Company recorded a pre-tax gain of approximately $1.1 billion for reorganization related items. This gain included $956 million related to the cancellation of certain pre-petition obligations in accordance with the terms of the Plan. Immediately prior to the Effective Date of the Plan, the Company had $3.1 billion of pre-petition obligations recorded as “Liabilities subject to compromise” that were addressed through the Company’s Plan.
The settlement of Liabilities subject to compromise in accordance with the terms of the Plan is provided below.

	Liabilities
	Subject to
	Compromise	Plan of
	September 30	Reorganization	Reorganization Gain
	2010	Adjustments	October 1, 2010
		(Dollars in Millions)
Debt	$2,490	$1,717	$773
Employee liabilities	324	218	106
Interest payable	183	160	23
Other claims	124	70	54

	$3,121	$2,165	$956

On the October 1, 2010 Chapter 11 emergence effective date, the Company became a new entity for financial reporting purposes and adopted fresh-start accounting. The Company recorded a gain of $106 million on the adoption of fresh-start accounting, which requires, among other things, that all assets and liabilities be recorded at fair value. Therefore, the consolidated financial statements subsequent to the Effective Date will not be comparable to the consolidated financial statements prior to the Effective Date. Accordingly, the financial results for the three-month period ended December 31, 2010 and for the nine-month period ended October 1, 2010 are presented separately herein and are labeled and referred to as “Successor” and “Predecessor”, respectively.
For additional information regarding the Chapter 11 Proceedings see Note 4, “Voluntary Reorganization under Chapter 11 of the United States Bankruptcy Code,” to the consolidated financial statements included under Item 8 “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K. For additional information regarding fresh-start accounting see Note 5, “Fresh-Start Accounting,” to the consolidated financial statements included under Item 8 “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K.
Post-Petition Capital Structure
On October 1, 2010 and in accordance with the Plan, the Company entered into a new $500 million term loan credit agreement (the “Term Loan”), by and among the Company as borrower, certain of the Company’s subsidiaries as guarantors, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as lead arranger, collateral agent and administrative agent, pursuant to which the Company borrowed $500 million that is scheduled to mature October 1, 2017. Additionally, on October 1, 2010 and in accordance with the Plan, the Company entered into a new revolving loan credit agreement (the “Revolver”), by and among the Company and certain of the Company’s subsidiaries, as borrowers, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent, co-collateral agent, syndication agent, joint lead arranger and Bank of America, N.A., as joint lead arranger, co-collateral agent, and Barclays Capital, which provides for a $200 million asset-based revolving credit facility that matures on October 1, 2015.
Tax Implications Arising from Emergence
Pursuant to the Plan, certain elements of the Company’s pre-petition indebtedness were extinguished. Absent an exception, the discharge of a debt obligation in a bankruptcy proceeding for an amount less than its adjusted issue price (as defined for tax purposes) creates cancellation of indebtedness income (“CODI”) that is excludable from taxable income for U.S. tax purposes. However, certain income tax attributes are reduced by the amount of CODI in prescribed order as follows: (a) net operating losses (“NOL”) for the year of discharge and NOL carryforwards; (b) most credit carryforwards, including the general business credit and the minimum tax credit; (c) net capital losses for the year of discharge and capital loss carryforwards; (d) the tax basis of the debtor’s assets.
Internal Revenue Code (“IRC”) Sections 382 and 383 provide an annual limitation with respect to the ability of a corporation to utilize its tax attributes, as well as certain built-in-losses, against future U.S. taxable income in the event of a change in ownership. Generally, under a special rule applicable to ownership changes occurring in connection with a Chapter 11 plan of reorganization, the annual limitation amount is equal to the value of the stock of a company as of the date of emergence multiplied by a long-term tax exempt federal rate. The Company expects to have excludable CODI that will reduce its tax attributes by approximately $100 million and expects an annual limitation under IRC Sections 382 and 383 as a result of an ownership change of approximately $115 million. As a result, the Company’s future U.S. taxable income may not be fully offset by its pre-emergence net operating losses and other tax attributes if such income exceeds the annual limitation, and the Company may incur a tax liability with respect to such income. In addition, subsequent changes in ownership for purposes of IRC Sections 382 and 383 could further diminish the Company’s use of net operating losses and other tax attributes.
Visteon UK Limited Administration
On March 31, 2009, in accordance with the provisions of the United Kingdom Insolvency Act of 1986 and pursuant to a resolution of the board of directors of Visteon UK Limited, a company organized under the laws of England and Wales (the “UK Debtor”) and an indirect, wholly-owned subsidiary of the Company, representatives from KPMG (the “Administrators”) were appointed as administrators in respect of the UK Debtor (the “UK Administration”). The UK Administration was initiated in response to continuing operating losses of the UK Debtor and mounting labor costs and their related demand on the Company’s cash flows, and does not include the Company or any of the Company’s other subsidiaries. The effect of the UK Debtor’s entry into administration was to place the management, affairs, business and property of the UK Debtor under the direct control of the Administrators. Since their appointment, the Administrators have wound down the business of the UK Debtor and closed its operations in Enfield, UK, Basildon, UK and Belfast, UK, and made the employees redundant. The Administrators are in the process of reconciling claims and pursuing recoveries on behalf of the UK Debtor.
The UK Debtor recorded sales, negative gross margin and net loss of $32 million, $7 million and $10 million, respectively for the three months ended March 31, 2009. As of March 31, 2009, total assets of $64 million, total liabilities of $132 million and related amounts deferred as “Accumulated other comprehensive income” of $84 million, were deconsolidated from the Company’s balance sheet resulting in a deconsolidation gain of $152 million. The Company also recorded $57 million for contingent liabilities related to the UK Administration, including $45 million of costs associated with former employees of the UK Debtor, for which the Company was reimbursed from the escrow account on a 100% basis.
Additional amounts related to these items or other contingent liabilities for potential claims under the UK Administration, which may result from (i) negotiations; (ii) actions of the Administrators; (iii) resolution of contractual arrangements, including unexpired leases; (iv) assertions by the UK Pensions Regulator; and, (v) material adverse developments; or other events, may be recorded in future periods. No assurance can be provided that the Company will not be subject to future litigation and/or liabilities related to the UK Administration. Additional liabilities, if any, will be recorded when they become probable and estimable and could materially affect the Company’s results of operations and financial condition in future periods.

Results of Operations — 2010 Compared with 2009
Product Sales

	Climate	Electronics	Interiors	Lighting	Eliminations	Total
			(Dollars in Millions)
Three months ended December 31, 2010 — Successor	$954	$326	$554	$111	$(59)	$1,886
Nine months ended October 1, 2010 — Predecessor	2,660	935	1,641	345	(144)	5,437
Twelve months ended December 31, 2009 — Predecessor	2,835	1,208	2,137	361	(121)	6,420

Increase / (Decrease)	$779	$53	$58	$95	$(82)	$903

Three months ended December 31, 2010 — Successor
Volume and mix	$99	$(1)	$29	$(2)	$(9)	$116
Currency	(6)	(14)	(11)	(5)	—	(36)
Divestitures and closures	(2)	(18)	(108)	—	—	(128)
Other	(5)	(2)	(18)	(1)	(7)	(33)
Nine months ended October 1, 2010 — Predecessor
Volume and mix	617	146	316	114	(90)	1,103
Currency	97	(1)	84	(8)	—	172
Divestitures and closures	(20)	(52)	(222)	—	—	(294)
Other	(1)	(5)	(12)	(3)	24	3

Total	$779	$53	$58	$95	$(82)	$903

Climate product sales increased during the three-month Successor period ended December 31, 2010 by $99 million associated with higher production volumes in all regions, including $84 million and $9 million in Asia and Europe, respectively. Unfavorable currency related to the Euro partially offset by favorable currency related to the Korean Won, resulted in a net decrease of $6 million. Other changes, totaling $5 million, reflected price productivity, partially offset by increases in revenue related to commodity pricing and design actions. Product sales increased during the nine-month Predecessor period ended October 1, 2010 by $617 million attributable to higher production volumes in all regions, including $277 million in Asia, $161 million in Europe, and $141 million in North America. Favorable currency increased product sales by $97 million primarily due to the Korean Won. Plant closures, including the Company’s Basildon and Belfast, UK and Springfield, Ohio facilities reduced product sales by $20 million.
Electronics product sales decreased during the three-month Successor period ended December 31, 2010 including $18 million in connection with the closure of the Company’s Lansdale, Pennsylvania facility (“North Penn”) in 2010. Unfavorable currency, primarily related to the Euro, further reduced product sales by $14 million. Production volume declines in Europe were largely offset by increases in Asia. Product sales increased during the nine-month Predecessor period ended October 1, 2010 by $146 million attributable to higher production volumes in all regions, including $60 million, $24 million and $54 million in Asia, North America and Europe, respectively. The closure of the Company’s North Penn facility in

2010 reduced product sales by $52 million for the Predecessor period. Customer pricing also contributed to the decline in product sales.
Interiors product sales decreased during the three-month Successor period ended December 31, 2010 including $108 million related to the exit of the Company’s North American Interiors operations, $11 million of unfavorable currency primarily related to the Euro partially offset by the Korean Won. Other decreases included $9 million related to the non-recurrence of customer accommodation agreements in Europe, and net customer price reductions. These decreases were partially offset by $29 million of higher production volumes including Europe of $31 million and Asia of $8 million, partially offset by $9 million of lower production volumes in South America. Product sales increased during the nine-month Predecessor period ended October 1, 2010 by $316 million attributable to higher production volumes in all regions, including $179 million, $63 million, $40 million, and $34 million in Europe, Asia, South America, and North America, respectively. Favorable currency, primarily related to the Korean Won and the Brazilian Real, partially offset by the Euro further increased product sales by $84 million. The exit of the Company’s North American Interiors operations and the closure of the Enfield, UK facility resulted in a $222 million decline in product sales. Additionally, declines associated with price productivity and the non-recurrence of a 2009 customer settlement were partially offset by 2010 customer accommodation agreements, commodity pricing, and design actions, resulting in a net decrease in product sales of $12 million.
Lighting product sales decreased during the three-month Successor period ended December 31, 2010 including unfavorable currency of $5 million primarily related to the Czech Koruna. Production volume declines in North America were largely offset by increases in Europe. Product sales increased during the nine-month Predecessor period ended October 1, 2010 by $114 million attributable to higher production volumes in all regions, including $57 million and $49 million in Europe and North America, respectively. Unfavorable currency of $8 million, primarily related to the Czech Koruna, was a partial offset.
Product Cost of Sales

	Climate	Electronics	Interiors	Lighting	Eliminations	Total
			(Dollars in Millions)
Three months ended December 31, 2010 — Successor	$839	$236	$517	$109	$(59)	$1,642
Nine months ended October 1, 2010 — Predecessor	2,334	798	1,551	335	(144)	4,874
Twelve months ended December 31, 2009 — Predecessor	2,465	1,084	2,023	376	(121)	5,827

Increase / (Decrease)	$708	$(50)	$45	$68	$(82)	$689

Three months ended December 31, 2010 — Successor
Material	$76	$(7)	$(56)	$(3)	$(7)	$3
Freight and duty	6	2	(5)	—	—	3
Labor and overhead	21	(16)	(25)	3	(3)	(20)
Depreciation and amortization	1	(3)	(5)	(16)	—	(23)
Other	48	(23)	36	8	(6)	63
Nine months ended October 1, 2010 — Predecessor
Material	428	75	95	56	(92)	562
Freight and duty	31	15	7	4	(1)	56
Labor and overhead	77	(1)	(2)	30	20	124
Depreciation and amortization	(1)	(5)	(9)	(2)	(17)	(34)
Other	21	(87)	9	(12)	24	(45)

Total	$708	$(50)	$45	$68	$(82)	$689

Climate product cost of sales was $839 million during the three-month Successor period ended December 31, 2010. Material, labor, and other variable costs increased $81 million due to higher production volumes in all regions partially offset by divestitures and plant closures. Currency of $2 million, primarily related to the Korean Won as partially offset by the Euro, along with the impact of fresh-start accounting on the valuation of inventory and higher material surcharges also resulted in an increase in materials, labor and overhead costs. Manufacturing performance, purchasing improvement efforts and restructuring activities along with the termination of the Company-paid benefits under certain U.S. OPEB plans partially offset these increases. During the nine-month Predecessor period ended October 1, 2010 materials, labor and other variable costs increased by $436 million as a result of higher production volumes in all regions, partially offset by divestitures and plant closures. Currency increased product cost of sales $130 million, primarily related to the Korean Won. These increases were partially offset by decreases in materials, labor and overhead costs attributable to manufacturing performance, purchasing improvement efforts and restructuring activities.
Electronics product cost of sales was $236 million during the three-month Successor period ended December 31, 2010. Manufacturing performance, purchasing improvement efforts and restructuring activities along with the termination of Company-paid benefits under certain U.S. OPEB plans, net of the impact of fresh-start accounting on the valuation of inventory, reduced cost of sales. Currency of $6 million, primarily related to the Euro, resulted in a further reduction. Decreases resulting from lower production volumes in Europe along with a plant closure in North America were more than offset by higher production volumes in Asia and South America, resulting in a net increase of $9 million in material, labor and overhead costs. Product cost of sales increased slightly during the nine-month Predecessor period ended October 1, 2010 including higher material, labor and other variable costs of $92 million associated with higher production volumes in all regions, partially offset by plant closures. Currency increased product cost of sales by $21 million. These increases were partially offset by material, labor and other cost reductions achieved through manufacturing performance, purchasing improvement efforts and restructuring activities and the termination of Company-paid benefits under certain U.S. OPEB plans.
Interiors product cost of sales was $517 million during the three-month Successor period ended December 31, 2010. Materials, labor and other variable costs decreased $70 million due to plant divestitures and closures and lower production volumes in South America, partially offset by higher production volumes in Europe and Asia. Material, labor and overhead, and other cost reductions achieved through manufacturing performance, purchasing improvement efforts, restructuring activities and the termination of Company-paid benefits under certain U.S. OPEB plans further decreased product cost of sales. Additionally, currency of $11 million related to the impact of the Euro, partially offset by the impact of the Korean Won further reduced cost of sales. Partially offsetting these decreases were the impact of fresh-start accounting on the valuation of inventory and material surcharges. Product cost of sales increased $184 million for the nine-month Predecessor period ended October 1, 2010 due to higher material and other variable costs associated with higher production volumes in all regions. Currency further increased product cost of sales $93 million. These increases were partially offset by $213 million of lower material and other variable costs due to divestitures and plant closures and cost reductions achieved through manufacturing performance, purchasing improvement efforts and restructuring activities.
Lighting product cost of sales was $109 million during the three-month Successor period ended December 31, 2010. Lower accelerated depreciation and amortization associated with restructuring efforts resulted in a $16 million decrease in product cost of sales. Lower production volumes in North America, partially offset by higher production volumes in Europe and Asia resulted in a reduction of $11 million and currency, primarily related to the Czech Koruna, further reduced cost of sales by $3 million. Cost reductions associated with manufacturing performance, purchasing improvement efforts, restructuring activities and the termination of Company-paid benefits under certain U.S. OPEB plans were more than offset by the impact of fresh-start accounting on the valuation of inventory and material surcharges. Product cost of sales increased during the nine-month Predecessor period ended October 1, 2010 including higher material, labor and other variable costs of $79 million associated with higher production volumes in all regions. Currency increased product cost of sales by $4 million. These increases were partially offset by material, labor and other cost reductions achieved through manufacturing performance, purchasing improvement efforts and restructuring activities.

Selling, General and Administrative Expenses
Selling, general, and administrative expenses were $124 million and $271 million during the three-month Successor period ended December 31, 2010 and the nine-month Predecessor period ended October 1, 2010, respectively. Selling, general and administrative expenses were $331 million for the twelve-month period ended December 31, 2009. For the three-month Successor period ended December 31, 2010 selling, general and administrative expenses increased due to lower OPEB termination benefits of $49 million, higher performance based incentive compensation of $30 million, and reorganization related professional fees of $14 million partially offset by $4 million related to cost reduction actions. For the nine-month Predecessor period selling, general and administrative expenses decreased due to $49 million of efficiencies associated with cost reduction actions, $19 million for the non-recurrence of certain 2009 pre-petition reorganization related fees, offset by $14 million of higher performance based incentive compensation, $18 million of lower OPEB termination benefits and $7 million of unfavorable currency.
Restructuring Expenses
The Company recorded restructuring expenses of $28 million and $20 million for the three-month Successor period ended December 31, 2010 and the nine-month Predecessor period ended October 1, 2010, respectively, compared to $84 million for the year ended December 31, 2009. Substantially all of the Company’s restructuring expenses are related to employee severance and termination benefit costs.
The following is a summary of the Company’s consolidated restructuring reserves and related activity for the year ended December 31, 2010.

	Interiors	Climate	Electronics	Lighting	Central	Total
	(Dollars in Millions)
Predecessor – December 31, 2009	$21	$—	$13	$3	$2	$39
Expenses	6	1	2	5	6	20
Exchange	(1)	—	—	—	—	(1)
Utilization	(9)	(1)	(13)	(8)	(6)	(37)

Predecessor – October 1, 2010	$17	$—	$2	$—	$2	$21
Expenses	24	2	1	—	1	28
Exchange	(1)	—	—	—	—	(1)
Utilization	(3)	—	—	—	(2)	(5)

Successor – December 31, 2010	$37	$2	$3	$—	$1	$43

During the three-month Successor period ended December 31, 2010 the Company recorded restructuring expenses of $28 million, including $24 million for employee severance and termination costs at a European Interiors facility pursuant to a business transfer agreement. Restructuring expenses for the nine-month Predecessor period ended October 1, 2010 includes $14 million of employee severance and termination benefits associated with a workforce reduction at a European Interiors facility and the realignment of corporate administrative and support functions and $6 million of equipment relocation costs primarily associated with closure of a North American Lighting operation.

Utilization for the three-month Successor period ended December 31, 2010 includes $4 million of payments for severance and other employee termination benefits and $1 million in payments related to contract termination and equipment relocation costs. Utilization for the nine-month Predecessor period ended October 1, 2010 includes $26 million of payments for severance and other employee termination benefits, $9 million in payments related to contract termination and equipment relocation costs and $2 million of special termination benefits reclassified to pension and other postretirement employee benefit liabilities, where such payments are made from the Company’s benefit plans.
The Company has undertaken various restructuring actions, as described above, to reduce costs and streamline operating activities. Given the dynamic and highly competitive nature of the automotive industry, the Company continues to closely monitor current market factors and industry trends taking action as necessary, including but not limited to, additional restructuring actions. However, there can be no assurance that any such actions will be sufficient to fully offset the impact of adverse factors on the Company or its results of operations, financial position and cash flows.
Reimbursement from Escrow Account
The Company recorded reimbursement for qualifying restructuring costs of $62 million for the year ended December 31, 2009, pursuant to the terms of the Amended Escrow Agreement. Funds available under the Amended Escrow Agreement were fully utilized during 2009.
Deconsolidation Gain
On March 31, 2009, in accordance with the provisions of the United Kingdom Insolvency Act of 1986 and pursuant to a resolution of the board of directors of Visteon UK Limited, a company organized under the laws of England and Wales and an indirect, wholly-owned subsidiary of the Company, representatives from KPMG were appointed as administrators in respect of the UK Debtor. The effect of the UK Debtor’s entry into administration was to place the management, affairs, business and property of the UK Debtor under the direct control of the Administrators. As of March 31, 2009, total assets of $64 million, total liabilities of $132 million and related amounts deferred as “Accumulated other comprehensive income” of $84 million, were deconsolidated from the Company’s balance sheet resulting in a deconsolidation gain of $152 million. The Company also recorded $57 million for contingent liabilities related to the UK Administration, including $45 million of costs associated with former employees of the UK Debtor, for which the Company was reimbursed from the escrow account on a 100% basis.
Asset Impairments and Other Gains and Losses
The Company recorded asset impairments and other losses of $25 million during the nine-month Predecessor period ended October 1, 2010. In June 2010, the Company reached an agreement to sell its entire 46.6% interest in the shares of Toledo Molding & Die, Inc., a supplier of interior components, for proceeds of approximately $10 million. The Company recorded an impairment charge of approximately $4 million, representing the difference between the carrying value of the Company’s investment in Toledo Molding & Die, Inc. and the expected share sale proceeds. Additionally, in March 2010, the Company completed the sale of substantially all of the assets of Atlantic Automotive Components, L.L.C., and recorded losses of approximately $21 million in connection with the sale.
Reorganization Items
Reorganization items of $933 million for the nine-month Predecessor period ended October 1, 2010 include a gain of $956 million related to the extinguishment of certain pre-petition obligations pursuant to the Fifth Amended Joint Plan of Reorganization and a gain of $106 million related to the adoption of fresh-start accounting as of the October 1, 2010 effective date of emergence from Chapter 11. These gains were partially offset by reorganization related costs of $129 million, principally related to professional fees.

Interest
Interest expense for the three-month Successor period ended December 31, 2010 was $16 million including $12 million on the Company’s $500 million secured term loan due October 1, 2017 and $4 million primarily on affiliate debt. During the nine-month Predecessor period ended October 1, 2010, interest expense was $170 million, including $152 million of contractual interest on the pre-petition $1.5 billon seven-year secured term loans, $4 million of adequate protection on the pre-petition ABL facility, $5 million on the DIP Credit Agreement and $9 million primarily on affiliate debt. Interest expense was $117 million for the year ended December 31, 2009, including $28 million on the pre-petition $1.5 billon seven-year secured term loans, $30 million on various pre-petition unsecured notes due 2010, 2014 and 2016, $9 million on the pre-petition ABL facility, $30 million of early termination costs and debt waiver fees and $20 million primarily on affiliate debt.
Equity in Net Income of Non-consolidated Affiliates
Equity in net income of non-consolidated affiliates of $41 million for the three-month Successor period and $105 million for the nine-month Predecessor period represents an increase of $66 million when compared to the year ended December 31, 2009. The increase was primarily attributable to Yanfeng Visteon Automotive Trim Systems Co, Ltd. and its related affiliates and resulted from higher OEM production levels driven by government stimulus programs, particularly in China.
Income Taxes
Income tax expense was $19 million for the three-month Successor period ended December 31, 2010 and $131 million for the nine-month Predecessor period ended October 1, 2010. Income tax expense for the year ended December 31, 2009 was $80 million. Income tax expense increased by $2 million during the three-month Successor period ended December 31, 2010, primarily due to the following items.
•	The non-recurrence of certain 2009 discrete items including $56 million of benefits associated with changes in uncertain tax positions, including interest and penalties; $12 million of expense associated with the establishment of a deferred tax valuation allowance for the Company’s operations in Spain; $12 million of expense associated with changes in accumulated other comprehensive income; and $7 million of expense for tax law changes.
•	Lower tax expense in jurisdictions where the Company is profitable and records income and withholding tax of $23 million.
Income tax expense increased by $68 million during the nine-month Predecessor period ended October 1, 2010, primarily due to the following items:
•	Income tax of $37 million associated with the adoption of fresh-start accounting on October 1, 2010.
•	$25 million increase in tax expense primarily attributable to overall higher earnings in those jurisdictions where the Company is profitable, which includes the year-over-year impact of changes in the mix of earnings and differing tax rates between jurisdictions.
•	The non-recurrence of a 2009 net benefit associated with changes in accumulated other comprehensive income of $6 million.

Results of Operations — 2009 Compared with 2008
Product Sales

	Climate	Electronics	Interiors	Lighting	Other*	Eliminations	Total
			(Dollars in Millions)
Twelve months ended December 31, 2008	$3,582	$1,871	$3,064	$577	$271	$(288)	$9,077
Volume and mix	(371)	(652)	(571)	(198)	(74)	167	(1,699)
Currency	(184)	(15)	(98)	(3)	—	—	(300)
Divestitures and plant closures	(57)	—	(311)	—	(201)	—	(569)
Other	(135)	4	53	(15)	4	—	(89)

Twelve months ended December 31, 2009	$2,835	$1,208	$2,137	$361	$—	$(121)	$6,420

*	All remaining manufacturing facilities in the Other segment have been divested, closed or reclassified consistent with the Company’s current management reporting structure.
Product sales for Climate were $2.84 billion for the year ended December 31, 2009, compared with $3.58 billion for the same period of 2008, representing a decrease of $747 million. Lower vehicle production volumes and unfavorable product mix were experienced in all regions resulting in a decrease of $371 million. Divestitures and plant closures including the March 2009 UK Administration and the closure of the Company’s Connersville, Indiana facility decreased sales by $57 million. Unfavorable currency, primarily driven by the Korean Won and the Euro, decreased sales by $184 million. Customer pricing also contributed to the decrease in product sales.
Product sales for Electronics were $1.21 billion for the year ended December 31, 2009, compared to $1.87 billion for the same period of 2008, representing a decrease of $663 million. Lower vehicle production volumes, unfavorable product mix and customer sourcing actions combined to decrease sales $652 million. Regionally, these declines were most significant in Europe and North America. Unfavorable currency, largely related to the Euro and the Brazilian Real, resulted in a reduction of $15 million.
Product sales for Interiors were $2.14 billion and $3.06 billion for the years ended December 31, 2009 and 2008, respectively, representing a decrease of $927 million. Lower vehicle production volumes and unfavorable product mix in all regions resulted in a decrease of $571 million, while facility divestitures and plant closures in the UK and Spain reduced sales $311 million. Unfavorable currency, primarily related to the Euro and Korean Won, reduced sales $98 million. Net customer pricing was favorable $53 million, primarily related to customer accommodation and support agreements in North America and Europe.
Product sales for Lighting were $361 million for the year ended December 31, 2009, compared with $577 million for the same period of 2008, representing a decrease of $216 million. Lower vehicle production volumes and unfavorable product mix were experienced in North America and Europe resulting in a decrease of $198 million. Unfavorable currency, primarily driven by the Czech Koruna, decreased sales by $3 million. Customer pricing also contributed to the decrease in product sales.
Product Cost of Sales

	Climate	Electronics	Interiors	Lighting	Other	Eliminations	Total
Twelve months ended December 31, 2008	$3,287	$1,717	$3,042	$615	$248	$(288)	$8,621
Material	(491)	(411)	(689)	(120)	(167)	165	(1,713)
Freight and duty	(16)	(33)	(18)	(15)	(5)	2	(85)
Labor and overhead	(198)	(26)	(206)	(89)	(61)	37	(543)
Depreciation and amortization	(15)	(34)	(21)	14	(7)	18	(45)
Other	(102)	(129)	(85)	(29)	(8)	(55)	(408)

Twelve months ended December 31, 2009	$2,465	$1,084	$2,023	$376	$—	$(121)	$5,827

Product cost of sales for Climate was $2.47 billion for the year ended December 31, 2009, compared with $3.29 billion for the same period in 2008, representing a decrease of $822 million. Vehicle production volumes, product mix, divestitures and closures decreased material, labor and overhead, and other costs by $243 million. Currency reduced product cost of sales, primarily material costs, by $223 million due to the

Korean Won and the Euro. Manufacturing performance, purchasing improvement efforts, and restructuring activities along with the termination of Company-paid benefits under certain U.S. OPEB plans also decreased material, labor and overhead costs. The non-recurrence of a $13 million gain on the sale of a UK manufacturing facility in the first quarter of 2008 partially offset the decrease in product cost of sales for the year ended December 31, 2009.
Product cost of sales for Electronics was $1.08 billion for the year ended December 31, 2009, compared with $1.72 billion for the same period in 2008, representing a decrease of $633 million. Vehicle production volumes, product mix, and customer sourcing actions reduced material and other variable costs by $434 million. Currency reduced product cost of sales, primarily material costs, by $41 million due to the weakening of the Euro, Mexican Peso, and Brazilian Real. Manufacturing performance, purchasing improvement efforts and restructuring activities along with the termination of Company-paid benefits under certain U.S. OPEB plans further reduced material, labor and overhead, and other costs.
Product cost of sales for Interiors was $2.02 billion for the year ended December 31, 2009, compared with $3.04 billion for the same period in 2008, representing a decrease of $1.02 billion. Vehicle production volumes, product mix, divestitures and closures resulted in a decrease of $775 million, primarily attributable to materials, labor and overhead, and other costs. Currency resulted in a decrease of $114 million, primarily affecting material costs, due to the Korean Won and the Euro. Manufacturing performance, purchasing improvement efforts, restructuring activities and the termination of Company-paid benefits under certain U.S. OPEB plans further reduced material, labor and overhead, and other costs.
Product cost of sales for Lighting was $376 million for the year ended December 31, 2009, compared with $615 million for the same period in 2008, representing a decrease of $239 million. Vehicle production volumes, product mix, and customer sourcing actions reduced material, labor and other variable costs by $172 million. Currency reduced product cost of sales, primarily material costs, by $19 million due to the weakening of the Mexican Peso and Czech Koruna. Manufacturing performance, purchasing improvement efforts, restructuring activities and the termination of Company-paid benefits under certain U.S. OPEB plans further reduced material, labor and overhead, and other costs.
Selling, General and Administrative Expenses
Selling, general and administrative expenses were $331 million for the year ended December 31, 2009, compared with $553 million for the same period in 2008, representing a decrease of $222 million. The decrease is primarily attributable to $138 million of cost efficiencies resulting from the Company’s restructuring and cost reduction actions, the non-recurrence of $25 million of 2008 expenses incurred to implement those restructuring and cost reduction actions, $62 million related to the termination of Company-paid benefits under certain U.S. OPEB plans and $18 million of favorable currency. These reductions were partially offset by $19 million of pre-petition professional fees.
Restructuring Expenses
The Company recorded restructuring expenses of $84 million for the year ended December 31, 2009, compared to $147 million for the same period in 2008. Substantially all of the Company’s restructuring expenses are related to employee severance and termination benefit costs. The following is a summary of the Company’s consolidated restructuring reserves and related activity for the year ended December 31, 2009.

					Other/
	Interiors	Climate	Electronics	Lighting	Central	Total
			(Dollars in Millions)
December 31, 2008	$49	$3	$4	$—	$8	$64
Expenses	22	5	13	4	40	84
Utilization	(50)	(8)	(4)	(1)	(46)	(109)

December 31, 2009	$21	$—	$13	$3	$2	$39

The Company recorded restructuring expenses of $84 million during the twelve months ended December 31, 2009 including amounts related to administrative cost reductions to fundamentally re-align corporate support functions with underlying operations in connection with the Company’s reorganization efforts and in response to recessionary economic conditions and related negative impact on the automotive sector and the Company’s results of operations and cash flows. During the first half of 2009, the Company recorded $34 million of employee severance and termination benefit costs related to approximately 300 salaried employees in the United States and 180 salaried employees in other countries, primarily in Europe and $4 million related to approximately 200 employees associated with the consolidation of the Company’s Electronics operations in South America.
In connection with the Chapter 11 Proceedings, the Company entered into various support and accommodation agreements with its customers as more fully described above. These actions included:
•	$13 million of employee severance and termination benefit costs associated with approximately 170 employees at two European Interiors facilities.
•	$11 million of employee severance and termination benefit costs associated with approximately 300 employees related to the announced closure of a North American Electronics facility.
•	$10 million of employee severance and termination benefit costs related to approximately 120 salaried employees who were located primarily at the Company’s North American headquarters.
•	$4 million of employee severance and termination benefit costs associated with approximately 550 employees related to the consolidation of the Company’s North American Lighting operations.
Utilization for 2009 includes $81 million of payments for severance and other employee termination benefits and $28 million of special termination benefits reclassified to pension and other postretirement employee benefit liabilities, where such payments are made from the Company’s benefit plans.
Reimbursement from Escrow Account
The Company recorded reimbursement for qualifying restructuring costs of $62 million and $113 million for the years ended December 31, 2009 and 2008, respectively, pursuant to the terms of the Amended Escrow Agreement. All remaining funds available under the Amended Escrow Agreement were fully utilized during 2009.
Asset Impairments and Other Gains and Losses
Section 365 of the Bankruptcy Code permits the Debtors to assume, assume and assign or reject certain pre-petition executory contracts subject to the approval of the Court and certain other conditions. Rejection constitutes a Court-authorized breach of the contract in question and, subject to certain exceptions, relieves the Debtors of their future obligations under such contract but creates a deemed pre-petition claim for damages caused by such breach or rejection. Parties whose contracts are rejected may file claims against the rejecting Debtor for damages. On December 24, 2009, the Company terminated a lease arrangement that was subject to a previous sale-leaseback transaction, ceasing the Company’s continuing involvement and triggering the recognition of $30 million of previously deferred gains on the sale-leaseback transaction. This amount was partially offset by a loss of $10 million associated with the remaining net book value of leasehold improvements associated with the facility and other losses and impairments related to asset disposals.
During 2008, the Company recorded asset impairments and other losses of $275 million, which included $200 million to reduce the net book value of Interiors long-lived assets considered to be “held for use” to their estimated fair value and $75 million related to the divestiture of the Company’s North American aftermarket, Swansea, UK and Halewood, UK operations.

Reorganization Items
Financial reporting applicable to companies in chapter 11 of the Bankruptcy Code generally does not change the manner in which financial statements are prepared. However, it does require that the financial statements for periods subsequent to the chapter 11 petition filing date distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Reorganization items of $60 million for the year ended December 31, 2009 are primarily related to professional service fees.
Interest
Interest expense was $117 million for the year ended December 31, 2009 compared to $215 million for the year ended December 31, 2008. The decrease is primarily due to the Company ceasing to record interest expense in connection with the Chapter 11 Proceedings. Interest income was $11 million for the year ended December 31, 2009 compared to $46 million for the year ended December 31, 2008. The decrease of $35 million was primarily due to lower market interest rates.
Equity in Net Income of Non-consolidated Affiliates
Equity in net income of non-consolidated affiliates of $80 million for the year ended December 31, 2009 represents an increase of $39 million when compared to the year ended December 31, 2008. The increase was primarily attributable to Yanfeng Visteon Automotive Trim Systems Co, Ltd. and its related affiliates and resulted from higher OEM production levels, particularly in China.
Income Taxes
The Company’s 2009 provision for income taxes of $80 million reflects the inability to record a tax benefit for pre-tax losses in the U.S. and certain foreign countries and includes $118 million related to those countries where the Company is profitable and records income and withholding tax, $12 million related to the establishment of a deferred tax asset valuation allowance associated with the Company’s operations in Spain and $2 million related to the net impact of tax law changes, partially offset by benefits of $52 million related to a net decrease in reserves, including interest and penalties, associated with unrecognized tax benefits based upon results of completed tax audits and expiration of various legal statutes of limitations. The company’s 2009 provision for income tax decreased by $36 million when compared with 2008, as follows:
•	$67 million decrease in tax expense associated with releasing reserves, including interest and penalties, as a result of closing audits in Portugal related to the 2006 and 2007 tax years, completing transfer pricing studies in Asia and reflecting the expiration of various legal statutes of limitations.
•	$33 million increase in tax expense attributable to changes in earnings between jurisdictions where the Company is profitable and accrues income and withholding tax.
•	$10 million decrease in tax expense attributable to establishing deferred tax asset valuation allowances as the $12 million charge recorded in 2009 associated with the Company’s operations in Spain was less than the $22 million non-cash charge recorded in 2008 related to the Company’s operations in Brazil.
•	Tax law changes resulted in an increase in tax expense of $8 million, which includes the impact of Mexico tax reform enacted in 2009.
Liquidity
Overview
The Company’s primary liquidity needs are related to the funding of general business requirements, including working capital requirements, capital expenditures, indebtedness, and customer launch activity.

Additionally, the Company has liquidity needs related to reorganization items, employee retirement benefits and restructuring actions. The Company primarily funds its liquidity needs with cash flows from operating activities, a substantial portion of which is generated by the Company’s subsidiaries. Accordingly, the Company utilizes a combination of cash repatriation strategies, including dividends, royalties, intercompany loan repayments and other distributions and advances to provide the funds necessary to meet obligations globally. While there are no significant restrictions on the ability of the Company’s subsidiaries to pay dividends or make other distributions, the Company’s ability to access funds from its subsidiaries using these repatriation strategies is subject to, among other things, customary regulatory and statutory requirements and contractual arrangements including debt and joint venture agreements.
To the extent that the Company’s liquidity needs exceed cash provided by its operating activities, the Company would look to cash balances on hand, which were $979 million as of December 31, 2010 including restricted cash of $74 million; cash available through existing financing vehicles, such as its $200 million asset-based revolving credit facility; the sale of businesses or other assets, subject to the terms of debt and other contractual arrangements; and then to potential additional capital through the debt or equity markets. Access to these markets is influenced by the Company’s credit ratings. Visteon’s credit ratings were reestablished in December 2010 with a current rating of B1/B+ by Moodys’ and S&P, respectively, both with a stable outlook.
The Company’s ability to fund its liquidity needs may be adversely affected by many factors including, but not limited to, general economic conditions, specific industry conditions, financial markets, competitive factors and legislative and regulatory changes. Additionally, the Company’s liquidity needs may be affected by the level, variability and timing of its customers’ worldwide vehicle production, which can be highly sensitive to regional economic conditions. Further, the Company’s intra-year needs are impacted by seasonal effects in the industry, such as mid-year shutdowns, the subsequent ramp-up of new model production and the additional year-end shutdowns by primary customers. These seasonal effects normally require use of liquidity resources during the first and third quarters.
Fifth Amended Plan of Reorganization
On the October 1, 2010 effective date of emergence all conditions precedent to the effectiveness of the Rights Offering Sub-Plan and related documents were satisfied or waived and the Debtors emerged from bankruptcy. At December 31, 2010, the Company had accruals of approximately $100 million for estimated claim settlements and professional fees in accordance with the terms of the Plan. The Company expects to make cash payments in satisfaction of these reorganization-related items during the next twelve months. Settlement of pre-petition liabilities and claims have been addressed pursuant to the Debtor’s plan of reorganization, however, the ultimate amounts to be paid in settlement of each those claims will continue to be subject to the uncertain outcome of litigation, negotiations and Court decisions for a period of time after the Effective Date.
Employee Retirement Benefit Contributions and Funding
Many of the Company’s employees participate in defined benefit pension plans or retirement/termination indemnity plans. The Company has approximately $472 million in unfunded pension liabilities as of December 31, 2010, of which approximately $364 million and $108 million are attributable to U.S. and non-U.S. pension plans, respectively. Estimated contributions for 2011 through 2014 under current regulations and market assumptions are approximately $250 million.
The Company expects to make contributions to its U.S. retirement plans and OPEB plans of $48 million and $9 million, respectively, during 2011. Contributions to non-U.S. retirement plans are expected to be $16 million during 2011. The Company’s expected 2011 contributions may be revised.

Customer Accommodation Agreements
The Company entered into various accommodation and other support agreements with certain North American and European customers that provide for additional liquidity through cash surcharge payments, payments for research and engineering costs, accelerated payment terms, restructuring cost reimbursement, and other commercial arrangements. The Company expects to receive approximately $50 million of such payments during 2011 in connection with customer accommodation and support agreements. On September 29, 2010, the Company entered into a Global Settlement and Release Agreement (the “Release Agreement”) with Ford and Automotive Components Holdings, LLC (“ACH”). The Release Agreement provides, among other things, for the reimbursement by Ford of up to $29 million for costs associated with restructuring initiatives in various parts of the world.
Cash Flows
Chapter 11 Emergence-Related Cash Flows
On the October 1, 2010 effective date of emergence from the Bankruptcy Proceedings all conditions precedent to the effectiveness of the Rights Offering Sub-Plan and related documents were satisfied or waived and the Company emerged from bankruptcy. A summary of related cash sources and uses is provided below.

October 1
2010
(Dollars in Millions)
Cash Sources:
Rights offering proceeds	$1,250
Exit financing proceeds, net	482
Net release of restricted cash	105

Total cash sources	$1,837

Cash Uses:
Secured term loan and interest	$1,660
ABL and letters of credit	128
Rights offering and other financing fees	59
Administrative, professional and other claims	42

Total cash uses	$1,889

Net decrease in cash	$(52)

Operating Activities
Cash provided from operating activities during the three-month Successor period ended December 31, 2010 totaled $154 million. The generation of cash from operating activities primarily resulted from net trade working capital inflows and net income, as adjusted for non-cash items. Cash provided from operating activities during the nine-month Predecessor period ended October 1, 2010 totaled $20 million. The generation of cash from operating activities is primarily due to net income, as adjusted for non-cash items, partially offset by bankruptcy professional fees and other payments and net trade working capital outflows.
Cash provided from operating activities during the twelve months ended December 31, 2009 totaled $141 million. The generation of cash from operating activities primarily resulted from net income, as adjusted for non-cash items, the impact of the automatic stay on accounts payable and interest in conjunction with filing for bankruptcy protection, customer accommodation and support agreement payments and a decrease in recoverable tax assets, partially offset by trade payable term contraction and restructuring payments.
Investing Activities
Cash used by investing activities during the three-month Successor period ended December 31, 2010 totaled $76 million, which included $92 million of capital expenditures, partially offset by $16 million of proceeds from asset sales. Cash used by investing activities during the nine-month Predecessor period ended October 1, 2010 totaled $75 million including $117 million of capital expenditures, partially offset by $42 million of other investing inflows primarily related to proceeds from the sale of Interiors operations located in Highland Park, Michigan and Saltillo, Mexico, the Company’s ownership interest in Toledo Mold and Die, Inc., the assets of Atlantic Automotive Components, LLC and the Company’s former Lighting facility in Monterrey, Mexico. The Company’s credit agreements limit the amount of capital expenditures the Company may make.
Cash used by investing activities during the twelve months ended December 31, 2009 totaled $123 million including $151 million of capital expenditures, $11 million of cash associated with the deconsolidation of the UK Debtor, and investments in joint ventures, partially offset by $69 million of proceeds from asset sales.
Financing Activities
Cash used by financing activities during the three-month Successor period ended December 31, 2010 totaled $40 million including repayment of approximately $60 million of bonds previously issued by Halla Climate Control Corporation partially offset by a reduction in restricted cash. Cash used by financing activities during the nine-month Predecessor period ended October 1, 2010 totaled $42 million. Cash used for financing activities included $75 million for the repayment of the balance outstanding under the DIP Credit Agreement and approximately $1.63 billion for the settlement of pre-petition debt obligations pursuant to the terms of Fifth Amended Plan of Reorganization. These amounts were partially offset by net proceeds of $1.67 billion from the rights offering and exit financing. The Company’s credit agreements contain restrictions regarding the amount of cash payments for dividends the Company may make.
Cash used by financing activities during the twelve months ended December 31, 2009 totaled $259 million. This use primarily resulted from the requirement for $133 million to be classified as restricted cash, primarily pursuant to the Company’s credit agreement and cash collateral orders of the Court, repayment of the borrowings under the European Securitization, pay down of the Halla Climate Control Corporation bonds due in November 2009, a decrease in book overdrafts and dividends to minority shareholders, partially offset by additional borrowing under the U.S. ABL facility and DIP Credit Agreement.
Debt and Capital Structure
Pre-Petition Debt

December 31, 2009
and September 30, 2010
(Dollars in Millions)
Senior Credit Agreements:
Term loan due June 13, 2013	$1,000
Term loan due December 13, 2013	500
U.S. asset-based lending (“ABL”) facility	89
Letters of credit	38
8.25% notes due August 1, 2010	206
7.00% notes due March 10, 2014	450
12.25% notes due December 31, 2016	206

Total	2,489
Deferred charges, debt issue fees and other, net	1

Total pre-petition debt classified as Liabilities subject to compromise	$2,490

On the Effective Date all pre-petition debt was settled in accordance with the terms of the Plan. The $1.5 billion seven-year term loans due 2013, the U.S. ABL and outstanding letters of credit were fully settled in cash along with amounts of accrued and unpaid interest. The Company issued approximately 2,500,000 shares of Successor common stock to holders of pre-petition notes, including the 7% Senior Notes due 2014, the 8.25% Senior Notes due 2010, and the 12.25% Senior Notes due 2016 and holders of the 12.25% senior notes also received warrants to purchase up to 2,355,000 shares of Successor common stock at an exercise price of $9.66 per share in satisfaction of the Company’s obligations under such notes.
Debtor-in-Possession Credit Facility
On November 18, 2009, the Company entered into a $150 million Senior Secured Super Priority Priming Debtor-in-Possession Credit and Guaranty Agreement (the “DIP Credit Agreement”), with certain subsidiaries of the Company, a syndicate of lenders and Wilmington Trust FSB, as administrative agent. On August 18, 2010, the Company paid, in full, the $75 million balance outstanding under the DIP Credit Agreement.
Post-Chapter 11 Emergence Capital Structure
To fund the distributions under the Plan, the Company issued approximately 45,000,000 shares of Successor common stock to certain investors in a private offering exempt from registration under the Securities Act for proceeds of approximately $1.25 billion and executed an exit financing facility including $500 million in funded, secured term debt by and among the Company as borrower, certain of the Company’s subsidiaries as guarantors, the lenders party thereto and Morgan Stanley Senior Funding, Inc., (“MSSF”) as lead arranger, collateral agent and administrative agent and a $200 million asset-based, secured revolving credit facility (the “Revolver”), by and among the Company and certain of the Company’s subsidiaries, as borrowers, the lenders party thereto and MSSF, as administrative agent, co-collateral agent, co-syndication agent, and Bank of America, N.A., as co-collateral agent, and Barclays Capital, as co-syndication agent. The Revolver was undrawn at the Effective Date and as of December 31, 2010.
At the Company’s option, the Term Loan will bear an interest rate equal to the LIBOR-based rate (“LIBOR Rate”) or the applicable domestic rate (“Base Rate”). The Base Rate shall be the greater of a floating rate equal to the highest of (i) the rate, if any, quoted for such day in the Wall Street Journal as the “US Prime Rate”, (ii) the Federal Funds Rate plus 50 basis points per annum, (iii) the LIBOR Rate for a LIBOR period of one-month plus 1% and (iv) 2.75% per annum, in each case plus the applicable margin. LIBOR Rate is subject to a 1.75% floor. The applicable margin on loans is 5.25% in the case of Base Rate loans and 6.25% in the case of LIBOR Rate loans. Upon certain events of default, all outstanding loans and the amount of all other obligations owing under the Term Loan will automatically start to bear interest at a rate per annum equal to 2.0% plus the rate otherwise applicable to such loans or other obligations, for so long as such event of default is continuing.
The Term Loan will mature on October 1, 2017 and is payable in quarterly installments which started December 31, 2010 in an amount equal to 0.25% of the aggregate outstanding principal amount of the Term Loan with a final installment payment for the remaining principal due upon maturity. Outstanding borrowings under the Term Loan are prepayable, without penalty, in $1 million increments. There are mandatory prepayments of principal in connection with: (i) the incurrence of certain indebtedness, (ii) certain equity issuances, (iii) certain asset sales or other dispositions outside of specific carve-outs and (iv) excess cash flow sweeps if the total net leverage ratio is greater or equal to 1.00. The Term Loan requires the Company and its subsidiaries to comply with customary affirmative and negative covenants, including financial covenants for maximum capital expenditures, maximum net leverage ratio and minimum interest coverage, and contains customary events of default. As of December 31, 2010, the Company is in compliance with all covenants.
All obligations under the Term Loan are unconditionally guaranteed by certain of the Company’s domestic subsidiaries. In connection with the Term Loan, the Company and certain of its subsidiaries entered into a security agreement, an intellectual property security agreement, a pledge agreement, a mortgage and an aircraft mortgage (collectively, the “Term Primary Collateral Documents”) in favor of MSSF. Pursuant to the Term Primary Collateral Documents, all obligations under the Term Loan are secured by (i) a first-priority perfected lien (subject to certain exceptions) in substantially (a) all investment property, (b) all documents, (c) all general intangibles, (d) all intellectual property, (e) all equipment, (f) all real property (including both fee and leasehold interests) and fixtures not constituting Revolver Priority Collateral (as defined below), (g) all instruments, (h) all insurance, (i) all letter of credit rights, (j) all commercial tort claims, (k) all other collateral not constituting Revolver Priority Collateral (as defined below), (l) intercompany notes, and the intercompany loans and advances evidenced thereby, owed by any foreign credit party to any other foreign credit party, (m) all books and records related to the foregoing, and (n) all proceeds, including insurance proceeds, of any and all of the foregoing and all collateral security and guaranties given by any person with respect to any of the foregoing; provided that the foregoing does not include any property or assets included in clauses (g), (h) or (j) of the definition of Revolver Priority Collateral (as defined below) and (ii) a perfected subordinated lien (subject to certain exceptions) on substantially all other present and after acquired property.
The Revolver provides for a $200 million asset-based revolving credit facility and matures October 1, 2015. Up to $75 million of the Revolver is available for the issuance of letters of credit, and any such issuance of letters of credit will reduce the amount available for loans under the Revolver. Up to $20 million of the Revolver is available for swing line advances, and any advances will reduce the amount available for loans under the Revolver. Advances under the Revolver are limited by a borrowing base as stipulated in the agreement. As of December 31, 2010, the amount available for borrowing was $150 million, with no borrowings or letter of credit obligations outstanding under the Revolver.
At the Company’s option, the Revolver will bear an interest rate equal to the LIBOR Rate or the Base Rate. The Base Rate shall be the greater of (i) the rate that the Revolver Administrative Agent announces from time to time as its prime or base commercial lending rate, as in effect from time to time, (ii) the Federal Funds Rate plus 50 basis points per annum and (iii) the LIBOR Rate for a LIBOR period of one-month beginning on such day plus 1.00%, in each case plus the applicable margin. The applicable margin on loans is subject to a step-down based on availability and ranges from 2.00% to 2.75% in the case of Base Rate loans and from 3.00% to 3.75% in the case of LIBOR Rate loans. Issued and outstanding letters of credit are subject to a fee equal to the applicable margin then in effect for LIBOR Rate loans, a fronting fee equal to 0.25% per annum on the stated amount of such letter of credit, and customary charges associated with the issuance and administration of letters of credit. The Company also will pay a commitment fee on undrawn amounts under the Revolver of between 0.50% and 0.75% per annum. Upon any event of default, all outstanding loans and the amount of all other obligations owing under the Revolver will automatically start to bear interest at a rate per annum equal to 2.0% plus the rate otherwise applicable to such loans or other obligations, for so long as such event of default is continuing.
Outstanding borrowings under the Revolver are prepayable and commitments may be permanently reduced (or terminated), without penalty, in increments of $1 million. There are mandatory prepayments of principal in connection with (i) overadvances, (ii) the incurrence of certain indebtedness, (iii) certain equity issuances, and (iv) certain asset sales or other dispositions. The Revolver requires the Company and its subsidiaries to comply with customary affirmative and negative covenants, including an excess availability covenant of $50 million, and contains customary events of default. As of December 31, 2010, the Company is in compliance with all covenants.
All obligations under the Revolver and obligations in respect of banking services and swap agreements with the lenders and their affiliates are unconditionally guaranteed by certain of the Company’s domestic subsidiaries. In connection with the revolver credit agreement, the Company and certain of its subsidiaries entered into a security agreement, a pledge agreement, a mortgage and an aircraft mortgage (collectively, the “Revolver Primary Collateral Documents”) in favor of MSSF. Pursuant to the Revolver Primary Collateral Documents, all obligations under the Revolver Facility and obligations in respect of banking services and swap agreements with the lenders and their affiliates are, subject to the terms of the Intercreditor Agreement, secured by (i) a first-priority perfected lien (subject to certain exceptions) in substantially (a) all cash and all cash equivalents, (b) intercompany notes, and the intercompany loans and advances evidenced thereby, owed by any domestic Credit Party to any other domestic Credit Party (as defined therein), (c) accounts (other than accounts arising under contracts for the sale of Term Priority Collateral) and related records, (d) all chattel paper, (e) all deposit accounts and all checks and other negotiable instruments, funds and other evidences of payment held therein (other than identifiable proceeds of Term Priority Collateral), (f) all inventory, (g) all eligible real property and corporate aircraft included in the borrowing base, (h) solely to the extent evidencing, governing, securing or otherwise related to the items referred to in the preceding clauses (a) through (g), all documents, general intangibles, instruments, investment property and letter of credit rights, (i) all books and records, relating to the foregoing, and (j) all proceeds, including insurance proceeds, of any and all of the foregoing and all collateral, security and guarantees given by any person with respect to any of the foregoing (collectively, “Revolver Priority Collateral”) and (ii) a perfected subordinated lien (subject to certain exceptions) on substantially all other present and after acquired property.
On November 16, 2009, the Company entered into a $40 million Letter of Credit (“LOC”) Reimbursement and Security Agreement (the “LOC Agreement”), with certain subsidiaries of the Company and US Bank National Association as a means of providing financial assurances to a variety of service providers that support daily operations. The LOC Agreement was subsequently extended through September 30, 2011 with a reduced facility size of $15 million. The Company must maintain a collateral account with US Bank equal to 103% of the aggregated stated amount of the LOCs with reimbursement of any draws. As of December 31, 2010, the Company had $15 million of outstanding letters of credit issued under this facility, which are cash collateralized.
As of December 31, 2010, the Company had affiliate debt outstanding of $84 million, with $73 million and $11 million classified in short-term and long-term debt, respectively. These balances are primarily related to the Company’s non-U.S. operations and are payable in non-U.S. currencies including, but not limited to the Euro, Chinese Yuan and Korean Won. Remaining availability on outstanding affiliate working capital credit facilities is approximately $340 million. The Company also participates in an arrangement, through a subsidiary in France, to sell accounts receivable on an uncommitted basis. The amount of financing available is contingent upon the amount of receivables less certain reserves. The Company pays a 30 basis point servicing fee on all receivables sold, as well as a financing fee of 3-month Euribor plus 75 basis points on the advanced portion. On December 31, 2010, there are no outstanding borrowings under the facility with $90 million of receivables pledged as security, which are recorded as “Other current assets” on the consolidated balance sheet.
Information related to the Company’s debt and related agreements is set forth in Note 14, “Debt” to the consolidated financial statements which are included in Item 8 “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K.
As of the Effective Date, the Company issued warrants to purchase up to 2,355,000 shares of the Company’s successor common stock to holders of the Company’s 12.25% senior notes due December 31, 2016 at an exercise price of $9.66 per share. These warrants have a ten-year term and may be exercised for cash or on a net issuance basis. Additionally, as of the Effective Date, the Company issued warrants to purchase up to 1,572,774 shares of Successor common stock to holders of the Company’s common stock outstanding prior to the Effective Date at an exercise price of $58.80 per share. These warrants have a five-year term and may be exercised for cash or on a net issuance basis.
Information related to the Company’s shareholders’ equity is set forth in Note 18 “Shareholders’ Equity” to the consolidated financial statements which are included in Item 8 “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K.

Off-Balance Sheet Arrangements
In December 2010, the Company entered into a stipulation agreement obligating the Company to purchase certain professional services totaling $14 million on or before February 29, 2012. This agreement is contingent on Court approval and was subsequently re-negotiated whereby the obligation was reduced to $13 million. Additionally, the Company has guaranteed approximately $30 million for lease payments related to its subsidiaries. During January 2009, the Company reached an agreement with the Pension Benefit Guaranty Corporation (“PBGC”) pursuant to U.S. federal pension law provisions that permit the agency to seek protection when a plant closing results in termination of employment for more than 20 percent of employees covered by a pension plan. In connection with this agreement, the Company agreed to provide a guarantee by certain affiliates of certain contingent pension obligations of up to $30 million. These guarantees have not, nor does the Company expect they are reasonably likely to have, a material current or future effect on the Company’s financial position, results of operations or cash flows.
Critical Accounting Estimates
The Company’s consolidated financial statements and accompanying notes as included in Item 8 “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). Accordingly, the Company’s significant accounting policies have been disclosed in the consolidated financial statements and accompanying notes under Note 3 “Significant Accounting Policies.” The Company provides enhanced information that supplements such disclosures for accounting estimates when:
•	The estimate involves matters that are highly uncertain at the time the accounting estimate is made; and
•	Different estimates or changes to an estimate could have a material impact on the reported financial position, changes in financial condition or results of operations.
When more than one accounting principle, or the method of its application, is generally accepted, management selects the principle or method that it considers to be the most appropriate given the specific circumstances. Application of these accounting principles requires the Company’s management to make estimates about the future resolution of existing uncertainties. Estimates are typically based upon historical experience, current trends, contractual documentation and other information, as appropriate. Due to the inherent uncertainty involving estimates, actual results reported in the future may differ from those estimates. In preparing these financial statements, management has made its best estimates and judgments of the amounts and disclosures in the financial statements.
Fair Value Measurements
The Company uses fair value measurements in the preparation of its financial statements, utilizing various inputs including those that can be readily observable, corroborated or are generally unobservable. The Company utilizes market-based data and valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Additionally, the Company applies assumptions that market participants would use in pricing an asset or liability, including assumptions about risk. Fair value measurements were used in connection with the adoption of fresh-start accounting, which results in a new basis of accounting and reflects the allocation of the estimated reorganization value of the Company to the fair value of its underlying assets, effective October 1, 2010.
The Company’s reorganization value was first allocated to the estimated fair values of tangible assets and identifiable intangible assets and the excess of reorganization value over the fair value of such assets was recorded as goodwill. The estimated fair values of tangible assets and identifiable intangible assets were based on a combination of income, market and cost approaches. Liabilities existing as of the Effective Date, other than deferred taxes, were recorded at the present value of amounts expected to be paid using appropriate risk adjusted interest rates. Deferred taxes were determined in conformity with applicable income tax accounting standards. Accumulated depreciation, accumulated amortization, retained deficit, common stock and accumulated other comprehensive loss attributable to the predecessor entity were eliminated.
The Company’s reorganization value includes an estimated enterprise value of approximately $2.4 billion, which represents management’s best estimate of fair value within the range of enterprise values contemplated by the Bankruptcy Court of $2.3 billion to $2.5 billion. The range of enterprise values considered by the Court was determined using certain financial analysis methodologies including the comparable companies analysis, the precedent transactions analysis and the discounted cash flow analysis. The application of these methodologies requires certain key judgments and assumptions, including the Company’s financial projections, the amount of cash available to fund operations and current market conditions.
The value of a business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the prospects of such a business. The Company’s financial projections, which are a significant input to the determination of reorganization value, are based on projected market conditions and other estimates and assumptions including, but not limited to, general business, economic, competitive, regulatory, market and financial conditions, all of which are difficult to predict and generally beyond the Company’s control. Estimates of reorganization value, enterprise value and fair values of assets and liabilities are inherently subject to significant uncertainties and contingencies and there can be no assurance that these estimates and related assumptions, valuations, appraisals and financial projections will be realized, and actual results could vary materially. For further information on fresh-start accounting, see Note 5, “Fresh-Start Accounting,” to the consolidated financial statements included in Item 8 “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K.
Pension Plans
The determination of the Company’s obligation and expense for its pension plans is dependent on the Company’s selection of certain assumptions used by actuaries in calculating such amounts. Selected assumptions are described in Note 15 “Employee Retirement Benefits” to the Company’s consolidated financial statements included in Item 8 “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K, which are incorporated herein by reference, including the discount rate, expected long-term rate of return on plan assets and rate of increase in compensation.
In accordance with GAAP, actual results that differ from assumptions used are accumulated and amortized over future periods and, accordingly, generally affect recognized expense in future periods. Therefore, assumptions used to calculate benefit obligations as of the annual measurement date directly impact the expense to be recognized in future periods. The primary assumptions affecting the Company’s accounting for employee benefits as of December 31, 2010 are as follows:
•	Long-term rate of return on plan assets: The expected long-term rate of return is used to calculate net periodic pension cost. The required use of the expected long-term rate of return on plan assets may result in recognized returns that are greater or less than the actual returns on those plan assets in any given year. Over time, however, the expected long-term rate of return on plan assets is designed to approximate actual earned long-term returns. The expected long-term rate of return for pension assets has been chosen based on various inputs, including historical returns for the different asset classes held by the Company’s trusts and its asset allocation, as well as inputs from internal and external sources regarding expected capital market returns, inflation and other variables. In determining its pension expense for the 2010 Successor Period, the Company used long-term rates of return on plan assets ranging from 3% to 10.25% outside the U.S. and 7.7% in the U.S. In determining pension expense for the 2010 Predecessor Period, the Company used long-term rates of return on plan assets ranging from 3.45% to 10.4% outside the U.S. and 7.7% in the U.S. Actual returns on U.S. pension assets for 2010, 2009 and 2008 were 18.4%, 7.5% and (7.9%), respectively, compared to the expected rate of return assumption of 7.7%, 8.1% and 8.25% respectively, for each of those years. The Company’s market-

related value of pension assets reflects changes in the fair value of assets over a five-year period, with a one-third weighting to the most recent year. Market-related value was reset to fair value at October 1, 2010.
•	Discount rate: The discount rate is used to calculate pension obligations. The discount rate assumption is based on market rates for a hypothetical portfolio of high-quality corporate bonds rated Aa or better with maturities closely matched to the timing of projected benefit payments for each plan at its annual measurement date. The Company used discount rates ranging from 1.6% to 10% to determine its pension and other benefit obligations as of December 31, 2010, including weighted average discount rates of 5.55% for U.S. pension plans, and 5.95% for non-U.S. pension plans.
While the Company believes that these assumptions are appropriate, significant differences in actual experience or significant changes in these assumptions may materially affect the Company’s pension benefit obligations and its future expense. The following table illustrates the sensitivity to a change in certain assumptions for Company sponsored U.S. and non-U.S. pension plans on its 2010 funded status and 2011 pre-tax pension expense:

Impact on
	Impact on		Non-U.S. 2011
	U.S. 2011	Impact on	Pre-tax	Impact on
	Pre-tax Pension	U.S. Plan 2010	Pension	Non-U.S. Plan 2010
	Expense	Funded Status	Expense	Funded Status
25 basis point decrease in discount rate(a)	-less than $1 million	-$50 million	+$1 million	-$19 million
25 basis point increase in discount rate(a)	+less than $1 million	+$47 million	-$1 million	+$18 million
25 basis point decrease in expected return on assets(a)	+$2 million		+$1 million
25 basis point increase in expected return on assets(a)	-$2 million		-$1 million

(a)	Assumes all other assumptions are held constant.
Impairment of Goodwill, Long-Lived Assets and Certain Identifiable Intangibles
Goodwill is tested annually for impairment. The Company evaluates each reporting unit’s fair value versus its carrying value annually or more frequently if events or changes in circumstances indicate that the carrying value may exceed the fair value of the reporting unit. Estimated fair values are based on the projections of the reporting units’ future discounted cash flows. The company assesses the reasonableness of these estimated fair values using market based multiples of comparable companies. If the carrying value exceeds the fair value, an impairment loss is measured and recognized. Goodwill fair value measurements are classified within Level 3 of the fair value hierarchy, which are generally determined using unobservable inputs.
Long-lived assets and intangible assets subject to amortization are required to be reviewed for impairment when certain indicators of impairment are present. Impairment exists if estimated future undiscounted cash flows associated with long-lived assets are not sufficient to recover the carrying value of such assets. Generally, when impairment exists the long-lived assets are adjusted to their respective fair values.
In assessing long-lived assets for an impairment loss, assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Asset grouping requires a significant amount of judgment. Accordingly, facts and circumstances will influence how asset groups are determined for impairment testing. In assessing long-lived assets for impairment, management considered the Company’s product line portfolio, customers and related commercial agreements, labor agreements and other factors in grouping assets and liabilities at the lowest level for which identifiable cash flows are largely independent. Additionally, in determining fair value of long-lived assets, management uses appraisals, management estimates or discounted cash flow calculations.
Product Warranty and Recall
The Company accrues for warranty obligations for products sold based on management estimates, with support from the Company’s sales, engineering, quality and legal functions, of the amount that eventually will be required to settle such obligations. This accrual is based on several factors, including contractual arrangements, past experience, current claims, production changes, industry developments and various other considerations.
The Company accrues for product recall claims related to potential financial participation in customers’ actions to provide remedies related primarily to safety concerns as a result of actual or threatened regulatory or court actions or the Company’s determination of the potential for such actions. The Company accrues for recall claims for products sold based on management estimates, with support from the Company’s engineering, quality and legal functions. Amounts accrued are based upon management’s best estimate of the amount that will ultimately be required to settle such claims.
Environmental Matters
The Company is subject to the requirements of federal, state, local and international environmental and occupational safety and health laws and regulations. These include laws regulating air emissions, water discharge and waste management. The Company is also subject to environmental laws requiring the investigation and cleanup of environmental contamination at properties it presently owns or operates and at third-party disposal or treatment facilities to which these sites send or arranged to send hazardous waste.
The Company is aware of contamination at some of its properties. The Company is in various stages of investigation and cleanup at these sites. At December 31, 2010, the Company had recorded a reserve of approximately $1 million for this environmental investigation and cleanup. However, estimating liabilities for environmental investigation and cleanup is complex and dependent upon a number of factors beyond the Company’s control and which may change dramatically. Accordingly, although the Company believes its reserve is adequate based on current information, the Company cannot provide any assurance that its ultimate environmental investigation and cleanup costs and liabilities will not exceed the amount of its current reserve.
Income Taxes
The Company is subject to income taxes in the U.S. and numerous non-U.S. jurisdictions. Significant judgment is required in determining the Company’s worldwide provision for income taxes, deferred tax assets and liabilities and the valuation allowance recorded against the Company’s net deferred tax assets. Deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards.
Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company records a valuation allowance to reduce deferred tax assets when, based on all available evidence, both positive and negative, it is more likely than not that such assets will not be realized. This assessment, which is completed on a jurisdiction-by-jurisdiction basis, requires significant judgment, and in making this evaluation, the evidence considered by the Company includes, historical and projected financial performance, as well as the nature, frequency and severity of recent losses along with any other pertinent information.

In the ordinary course of the Company’s business, there are many transactions and calculations where the ultimate tax determination is uncertain. The Company is regularly under audit by tax authorities. Accruals for tax contingencies are provided for as it relates to income tax risks and non-income tax risks, where appropriate.
Recent Accounting Pronouncements
See Note 2 “Basis of Presentation and Recent Accounting Pronouncements” to the accompanying consolidated financial statements under Item 8 “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K for a discussion of recent accounting pronouncements.
Forward-Looking Statements
Certain statements contained or incorporated in this Annual Report on Form 10-K which are not statements of historical fact constitute “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements give current expectations or forecasts of future events. Words such as “anticipate”, “expect”, “intend”, “plan”, “believe”, “seek”, “estimate” and other words and terms of similar meaning in connection with discussions of future operating or financial performance signify forward-looking statements. These statements reflect the Company’s current views with respect to future events and are based on assumptions and estimates, which are subject to risks and uncertainties including those discussed in Item 1A under the heading “Risk Factors” and elsewhere in this report. Accordingly, undue reliance should not be placed on these forward-looking statements. Also, these forward-looking statements represent the Company’s estimates and assumptions only as of the date of this report. The Company does not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made and qualifies all of its forward-looking statements by these cautionary statements.
You should understand that various factors, in addition to those discussed elsewhere in this document, could affect the Company’s future results and could cause results to differ materially from those expressed in such forward-looking statements, including:
•	Visteon’s ability to satisfy its future capital and liquidity requirements; Visteon’s ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to Visteon; Visteon’s ability to comply with covenants applicable to it; and the continuation of acceptable supplier payment terms.
•	Visteon’s ability to satisfy its pension and other postretirement employee benefit obligations, and to retire outstanding debt and satisfy other contractual commitments, all at the levels and times planned by management.
•	Visteon’s ability to access funds generated by its foreign subsidiaries and joint ventures on a timely and cost effective basis.
•	Changes in the operations (including products, product planning and part sourcing), financial condition, results of operations or market share of Visteon’s customers.
•	Changes in vehicle production volume of Visteon’s customers in the markets where it operates, and in particular changes in Ford’s and Hyundai Kia’s vehicle production volumes and platform mix.
•	Increases in commodity costs or disruptions in the supply of commodities, including steel, resins, aluminum, copper, fuel and natural gas.
•	Visteon’s ability to generate cost savings to offset or exceed agreed upon price reductions or price reductions to win additional business and, in general, improve its operating performance; to achieve the benefits of its restructuring actions; and to recover engineering and tooling costs and capital investments.
•	Visteon’s ability to compete favorably with automotive parts suppliers with lower cost structures and greater ability to rationalize operations; and to exit non-performing businesses on satisfactory terms, particularly due to limited flexibility under existing labor agreements.

•	Restrictions in labor contracts with unions that restrict Visteon’s ability to close plants, divest unprofitable, noncompetitive businesses, change local work rules and practices at a number of facilities and implement cost-saving measures.
•	The costs and timing of facility closures or dispositions, business or product realignments, or similar restructuring actions, including potential asset impairment or other charges related to the implementation of these actions or other adverse industry conditions and contingent liabilities.
•	Significant changes in the competitive environment in the major markets where Visteon procures materials, components or supplies or where its products are manufactured, distributed or sold.
•	Legal and administrative proceedings, investigations and claims, including shareholder class actions, inquiries by regulatory agencies, product liability, warranty, employee-related, environmental and safety claims and any recalls of products manufactured or sold by Visteon.
•	Changes in economic conditions, currency exchange rates, changes in foreign laws, regulations or trade policies or political stability in foreign countries where Visteon procures materials, components or supplies or where its products are manufactured, distributed or sold.
•	Shortages of materials or interruptions in transportation systems, labor strikes, work stoppages or other interruptions to or difficulties in the employment of labor in the major markets where Visteon purchases materials, components or supplies to manufacture its products or where its products are manufactured, distributed or sold.
•	Changes in laws, regulations, policies or other activities of governments, agencies and similar organizations, domestic and foreign, that may tax or otherwise increase the cost of, or otherwise affect, the manufacture, licensing, distribution, sale, ownership or use of Visteon’s products or assets.
•	Possible terrorist attacks or acts of war, which could exacerbate other risks such as slowed vehicle production, interruptions in the transportation system or fuel prices and supply.
•	The cyclical and seasonal nature of the automotive industry.
•	Visteon’s ability to comply with environmental, safety and other regulations applicable to it and any increase in the requirements, responsibilities and associated expenses and expenditures of these regulations.
•	Visteon’s ability to protect its intellectual property rights, and to respond to changes in technology and technological risks and to claims by others that Visteon infringes their intellectual property rights.
•	Visteon’s ability to quickly and adequately remediate control deficiencies in its internal control over financial reporting.
•	Other factors, risks and uncertainties detailed from time to time in Visteon’s Securities and Exchange Commission filings.